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Exhibit 10.1

                              EMPLOYMENT AGREEMENT


                  AGREEMENT, dated February 20, 2003 and effective as of January 13, 2003, between LOMBARDIA ACQUISITION CORP., a Delaware corporation which will be renamed Debt Resolve Inc. (the "Company"), and the Executive identified on EXHIBIT A attached hereto (the "Executive").

                              W I T N E S S E T H:
                               - - - - - - - - - -


                  WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

                  WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

                  NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.       APPOINTMENT AND TERM
         --------------------

                  Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the effective date hereof (the "Commencement Date") and ending on the date (the "Initial Expiration Date") set forth in EXHIBIT A, unless the parties mutually agree in writing upon a later date or the Executive's employment hereunder is automatically renewed as otherwise provided in Section 7(d) hereof.

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2.       DUTIES
         ------

                  (a) During the term of this Agreement, the Executive shall be employed in the position(s) set forth in EXHIBIT A and shall, unless prevented by incapacity, devote as much of his business time, attention and ability during normal corporate office business hours as may be reasonably required to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the "Board"), the President and Chief Executive Officer of the Company and any other senior executive officer of the Company, such duties to be consistent with his position. The Company acknowledges that the Executive has other interests and other business commitments which may require his attention and that fulfilling those commitments shall not be inconsistent with the requirements of his commitments under this Agreement. The Executive shall obey the lawful and reasonable directions of the Board, the Company's President and Chief Executive Officer and any other senior executive officer of the Company and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

                  (b) The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly or indirectly engaged or concerned or interested in any other business activity, except (i) through ownership of an interest of not more than five percent (5%) in any entity that does not directly compete with the Company, provided it does not impair the ability of the Executive to discharge fully and faithfully his duties hereunder, (ii) for activities, if any, set forth in EXHIBIT A, or (iii) as stated above.


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                  (c) Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company.

                  (d) The Executive shall be based in the geographic area set forth on EXHIBIT A, except for required travel on the Company's business.

3.       REMUNERATION
         ------------

                  (a) As compensation for his services pursuant hereto, the Executive shall be paid a base salary during his employment hereunder at the annual rate set forth in EXHIBIT A; provided, that such base salary shall be adjusted on each January 1 during the term of this Agreement, in an amount equal to the percentage increase in the Consumer Price Index for the New York metropolitan area (as calculated and released by the United States Bureau of Labor Statistics) for the immediately preceding 12-month period. This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

                  (b) Except as provided above, in EXHIBIT A and in Sections 4, 6, 7 and 15(c) hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.

4.       HEALTH INSURANCE AND OTHER FRINGE BENEFITS
         ------------------------------------------

                  (a) The Executive understands that the Company does not currently intend to provide any regular employee fringe benefit programs, including, but not limited to, medical, hospitalization and disability insurance and life insurance, but to the extent that the Company shall make available any such program in the future, participation in any such program shall be made available to the Executive on terms substantially consistent with those made available to other executives of the Company.


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                  (b) The Executive understands that the Company does not
presently have, but currently intends to implement in the future, a stock option plan. The Executive shall participate in any such stock option plan as and to the extent authorized from time to time by the board of directors of the Company.

5.       VACATION
         --------

                  The Executive shall be entitled to the number of weeks of vacation set forth in EXHIBIT A (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as reasonably requested by the Executive.

6.       REIMBURSEMENT FOR EXPENSES
         --------------------------

                  The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company; provided, that the parties hereto hereby agree that for purposes of this Agreement first-class airline travel by the Executive incurred in connection with the business of the Company and for all flights over three (3) hours in scheduled duration is in accordance with practices and policies established by the Company and shall be deemed a "reasonable" business expense.

7.       TERMINATION
         -----------

                  (a) This Agreement shall terminate in accordance with the terms of Section 7(b) hereof; PROVIDED, HOWEVER, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.
                  (b) This Agreement shall terminate on the Initial Expiration Date; or as follows:

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                           (i) Upon the written notice to the Executive by the
Company at any time, because of (w) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive demonstrably related to or demonstrably affecting the performance of his duties, (x) the Executive's continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default as soon as practicable, (y) the conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and the failure of the Executive to cure same as soon as practicable, or (z) upon the Executive's conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company ((w)-(z), collectively, "Cause") .

                           (ii) In the event the Executive, by reason of
physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 120 consecutive days, or for more than a total of 180 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 121st consecutive day, or the 181st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the metropolitan New York and/or Westchester County, New York area selected by the Board, and reasonably acceptable to the Executive.

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                           (iii) In the event the Executive dies while employed
pursuant hereto, then such termination shall occur on the day on which his death occurs; provided, that if there is not in effect, at the time of the Executive's death, a life insurance policy with all current premiums paid for by the Company, and with a death benefit, payable to a beneficiary designated by the Executive, in an amount no less than the Executive's then current annual salary, then such termination shall occur on the one-year anniversary of the Executive's death.

                           (iv) Upon sixty (60) days' written notice by the
Executive to the Company, in the event that the Company (A) shall not comply with any material provision of this Agreement and shall not have cured any such failure within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company, or (B) shall assign to the Executive any duties that are materially inconsistent with his status or that materially diminish his duties hereunder.

                           (v) As set forth on EXHIBIT A attached hereto.

                  (c) If this Agreement is terminated pursuant to Section 7(b), then, other than as set forth in this Agreement, the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein; PROVIDED that, in the case of termination pursuant to Section 7(b)(ii), the Executive will receive his then current salary until such time (but not more than 180 days after such disability) as payments begin under any disability insurance plan of the Executive; and PROVIDED, FURTHER, that in the case of termination pursuant to Section 7(b)(iv), the Executive will continue to receive from the Company his salary pursuant to Section 3(a) hereto, and all other compensation, remuneration, benefits or other payments to which the Executive may be entitled hereunder to receive from the Company, from the date of termination until the earlier to occur of the Initial Expiration Date or the Final Expiration Date.

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                  (d) In the event the Company chooses not to enter into any agreement or amendment extending the Executive's employment beyond the Initial Expiration Date, the Company agrees to provide Executive at least six months' prior written notice of such determination, during which time the Executive may seek alternative employment while still being employed by the Company. If the Company does not provide the Executive with at least six months' prior written notice of such determination, then the Executive's employment hereunder shall be automatically renewed for a period commencing on the day following the Initial Expiration Date and ending on the date (the "Final Expiration Date") set forth on EXHIBIT A.

                  (e) Upon the occurrence of a Change of Control (as defined below) during the term of this Agreement, then, in addition to all other compensation, remuneration or other payments to which the Executive shall be entitled hereunder to receive from the Company, the Executive shall also be paid pursuant to this Agreement an amount equal to twenty-five percent (25%) of (A) five percent (5%) of the first Five Million Dollars ($5,000,000) of the Transaction Value (as defined below), but in any event in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000), (B) two and one half percent (2.5%) of the next Ten Million Dollars ($10,000,000) of the Transaction Value, and (C) one percent (1%) of the remaining Transaction Value. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company; provided, that a Change of Control shall not be deemed to have occurred with respect to (x) the Company's sale of up to Three Million Dollars ($3,000,000) of shares of common stock of the Company pursuant to a private placement of securities, or (y) the underwritten initial public


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offering of securities of the Company pursuant to a registration statement filed in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. "Transaction Value" means the aggregate amount of Consideration (as defined below) paid by the person effectuating a Change of Control, its affiliates, and/or its owners (collectively, the "Control Party"). "Consideration" means cash, securities, and any other form of payment made by the Control Party, plus all non-trade liabilities assumed by the Control Party, pursuant to the transaction effectuating such Change of Control.

8.       CONFIDENTIAL INFORMATION
         ------------------------

                  (a) The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive's employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the "Confidential Information"), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any


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computer-readable media relating to the foregoing. The term "Confidential
Information" does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the consumer debt collection business. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

                  (b) The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

                  (c) In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.       RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION
         --------------------------------------------------------

                  (a) The Executive shall not, anywhere within the United States or in any other country or jurisdiction in which the Company may operate, or may contemplate operating in, during his full term of employment under Sections 1 and 7(d) hereof and for a period of six months thereafter, notwithstanding any earlier termination pursuant to Section 7(b) hereof, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part


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in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is directly competitive with all or part of the Business of the Company. The term "Business of the Company" shall mean the collection of consumer debt or any other business in which the Company may be engaged, or may contemplate engaging in, during the term of this Agreement.

                  (b) The Executive shall not, for a period of six months after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.

                  (c) The Executive shall not, for a period of six months after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company's customers or prospective customers (including, but not limited to, those customers or prospective customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

                  (d) It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the


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geographical territories referred to in Section 9(a) above. The Company and the
Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.      REMEDIES
         --------

                  (a) Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

                  (b) The covenants of each of Sections 8 and 9 hereof shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.      COMPLIANCE WITH OTHER AGREEMENTS
         --------------------------------

                  The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

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12.      WAIVERS
         -------

                  The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.      BINDING EFFECT; BENEFITS
         ------------------------

                  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

14.      NOTICES
         -------

                  All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

                  (a) If to the Executive, to him at the address set forth in EXHIBIT A.

                           and

                  (b) If to the Company, to it at:

                      Lombardia Acquisition Corp.
                      (to be renamed Debt Resolve Inc.)
                      c/o Ambassadors LLC
                      707 Westchester Avenue, Suite 213
                      White Plains, New York  10604

                      with a copy to:

                      Greenberg Traurig, LLP
                      200 Park Avenue, 15th Floor
                      New York, New York  10166
                      Attention:  Spencer G. Feldman, Esq.


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15.      MISCELLANEOUS
         -------------

                  (a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company and the Executive.

                  (b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

                  (c) The Company shall have no obligation actually to utilize the Executive's services; if the Company elects not to use the Executive's services at any time, the Company's obligations to the Executive shall be satisfied, in all respects, by the payment to the Executive for the balance of the term of the Executive's employment under this Agreement, the compensation provided in Section 3, plus any other amounts payable to the Executive and the continuation of benefits under Section 4, as described below. During such remaining term of employment, the Executive shall be entitled to seek other employment provided that such employment would not violate the terms of this


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Agreement, including Sections 8 and 9 hereof; and the seeking of such employment shall not be deemed a violation of this Agreement. At any time at which the Company elects not to use the Executive's services, the Executive shall have the right to terminate his employment hereunder, whereupon (i) the Company shall pay to the Executive a lump sum amount equal to 80% of the balance of the payments due to the Executive (at the Executive's then current compensation pursuant to Section 3(a)), plus any other amounts payable to the Executive and (ii) except as set forth in Sections 8 and 9 hereof (but including only the first 80% of the period remaining in the Executive's full term of employment for purposes of
Section 9(a) hereof), the Executive and the Company shall thereupon each be released from all further obligations to each other.

                  (d) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (e) All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

                  (f) Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

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                  The parties indicate their acceptance of the foregoing
arbitration requirement by initialing below:




----------------------------------                ------------------------------
         For the Company                                    Executive

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                            LOMBARDIA ACQUISITION CORP.
                                            (To be renamed Debt Resolve Inc.)


                                            By:
                                               ---------------------------------
                                                 Name:
                                                 Title:

                                            EXECUTIVE


                                            ------------------------------------
                                                 Name:



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